UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2018

Dova Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38135 (Commission File Number)	81-3858961 (IRS Employer Identification No.)

240 Leigh Farm Road, Suite 245 Durham, North Carolina (Address of Principal Executive Offices)	27707 (Zip Code)

Registrant’s telephone number, including area code: (919) 748-5975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Douglas Blankenship as Chief Financial Officer

On January 29, 2018, Douglas Blankenship resigned as the Chief Financial Officer of Dova Pharmaceuticals, Inc. (the “Company”). Mr. Blankenship’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c)           Appointment of Mark Hahn as Chief Financial Officer

On January 29, 2018, the board of directors of the Company appointed Mark W. Hahn as the Company’s Chief Financial Officer, effective as of January 31, 2018 (the “Effective Date”). Mr. Hahn began service as the Company’s principal financial officer and principal accounting officer as of the Effective Date.

Prior to joining the company, Mr. Hahn, age 55, was the executive vice president and chief financial officer of Cempra, Inc., a clinical-stage pharmaceutical company, from February 2010 to November 2017. From 2008 to 2009, Mr. Hahn was the chief financial officer of Athenix Corp., an agricultural biotechnology company, leading its merger with Bayer CropScience, where he served as finance director into 2010. Prior to Athenix, Mr. Hahn was the chief financial officer of various companies including GigaBeam Corporation, a telecommunications equipment company, BuildLinks, Inc. and PerformaWorks, Inc., software companies, and Charles & Colvard, Ltd., a consumer products company. Mr. Hahn began his career at Ernst & Young where he served in various capacities, culminating in senior manager from 1984 until 1996. Mr. Hahn holds a B.B.A. in accounting and finance from the University of Wisconsin-Milwaukee and is a certified public accountant in the State of Maryland and North Carolina.

There are no arrangements or understandings between Mr. Hahn and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Hahn and any of the Company’s other directors or executive officers.

Employment Agreement with Mr. Hahn

In connection with his appointment as Chief Financial Officer, Mr. Hahn and the Company entered into an employment agreement, effective on the Effective Date.

Pursuant to the terms of his employment agreement, Mr. Hahn’s employment is at will and may be terminated at any time by the Company or Mr. Hahn. Under the terms of the agreement, Mr. Hahn is entitled to receive an annual base salary of $390,000 and an annual bonus of up to 40% of his annual base salary based upon the Company’s board of directors’ assessment of Mr. Hahn’s performance and the Company’s attainment of targeted goals as set by the board of directors in their sole discretion. In accordance with the agreement, Mr. Hahn was also awarded an option to purchase 175,000 shares of common stock on January 31, 2018. 25% of the shares subject to the option vest on January 31, 2019 (the first anniversary of the Effective Date) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Hahn’s continued service. The option is early exercisable pursuant to its terms. Pursuant to his employment agreement, Mr. Hahn is entitled to severance benefits if, after January 31, 2019, his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release. If after January 31, 2019 but on or before January 31, 2020, Mr. Hahn is terminated without cause or resigns for good reason, he is eligible to receive six months of continued base salary and premiums for continued health coverage. If after January 31, 2020, Mr. Hahn is terminated without cause or resigns for good reason, he is eligible to receive 12 months of continued base salary and premiums for continued health coverage. If Mr. Hahn is employed by the Company as of the closing of a sale event, as defined in Mr. Hahn’s employment agreement, then all remaining shares of common stock underlying his outstanding options will vest. Pursuant to his agreement, Mr. Hahn also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with the Company.

The foregoing description of Mr. Hahn’s employment agreement is not complete and is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)                     Exhibits

Exhibit No.	Description

10.1	Employment Agreement, by and between the Company and Mark W. Hahn, dated as of January 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dova Pharmaceuticals, Inc.

Date: January 31, 2018	/s/ Alex Sapir
Alex Sapir
President and Chief Executive Officer